Exhibit 99.1

Implant Sciences Appoints Robert Liscouski

as Executive Vice President

Former Assistant Secretary for Infrastructure Protection, Department of Homeland Security joins Implant Sciences in new strategic role

Wilmington, MA – February 9, 2015 – Implant Sciences Corporation (OTCQB:IMSC), a leading manufacturer of explosives trace detection (ETD) and drugs trace detection solutions for homeland security applications, announced today the appointment of Robert Liscouski into the newly created position of Executive Vice President. Mr. Liscouski will manage and drive the company’s business strategy, business development and branding efforts. Mr. Liscouski will report to Dr. William McGann, Chief Executive Officer. Mr. Liscouski will continue to serve on the Company’s Board of Directors.

“I am excited to have this opportunity to help define the future state of Implant Sciences and the implementation path for achieving it. Implant Sciences has been a leader in developing innovative capabilities, tools and solutions to counter the evolving terrorism threats and help law enforcement in their efforts against the illicit distribution of drugs and narcotics. Implant Sciences has built a solid team and foundation of technology and capabilities that enabled the company’s QS-B220 system to achieve TSA Certification and a contract with the TSA,” stated Mr. Liscouski.

Mr. Liscouski continued, “Based on those accomplishments and the commitment of solid financial backing, we look forward to expanding our sales into new markets across the United States and internationally. In our modern world, terrorists are constantly innovating and looking for new and non-traditional ways to exploit our vulnerabilities. Improvised Explosive Devices have become the terrorist’s weapon of choice throughout the world. Our innovation is focused on delivering the best technology to counter these threats. This is our Company’s mission and I am proud to be taking on this role.”

“Bob’s experience and abilities to drive market strategy and facilitate business growth, combined with his knowledge and experience in Homeland Security, make him a key asset to our Company,” said Dr. William McGann, CEO of Implant Sciences. “With his core strengths and leadership, he will provide the essential added resources needed to further the goals of Implant Sciences.”

Mr. Liscouski is a recognized international security and counterterrorism expert with more than 30 years of experience as a senior government official, business leader, entrepreneur, special agent and law enforcement officer.  In 2003, he was appointed by President George W. Bush as the first Assistant Secretary for Infrastructure Protection at the U.S. Department of Homeland Security.  There he worked closely with the White House and other federal agencies to design, develop and implement the framework to protect the nation’s critical physical and cyber infrastructure following 9/11.  Later Mr. Liscouski founded a strategic advisory firm specializing in technology start-ups in the homeland security area.  Early in his career, Mr. Liscouski worked in local law enforcement as a homicide and undercover investigator and special agent for the Diplomatic Security Service before joining a Fortune 100 company to develop security systems to protect information technology and intellectual property.  He has been on the Implant Sciences Board of Directors since 2009 and is a frequent contributor to CNN, Fox News, and other business and security media.

About the QS-B220 Desktop Explosives and Drugs Trace Detector

The QS-B220 uses Ion Mobility Spectrometry (IMS) to rapidly detect and identify trace amounts of a wide variety of military, commercial, and homemade explosives as well as illicit drugs. With significantly lower maintenance requirements than competing systems, the QS-B220 can be deployed for a much lower total cost of ownership than other approved products. Featuring a radioactive material-free design, push-button maintenance and diagnostics, and a patented inCal™ internal automatic calibration system, the QS-B220 brings new levels of performance and convenience to desktop trace detection users with unsurpassed ease of use.

About Implant Sciences

Implant Sciences is a leader in developing and manufacturing advanced detection capabilities to counter and eliminate the ever-evolving threats from explosives and drugs. The Company’s team of dedicated trace detection experts has developed proprietary technologies used in its commercial products, thousands of which have been sold across more than 50 countries worldwide. Implant Sciences is only the third manufacturer, and the sole American-owned company, to currently have an ETD system named as a Qualified Product by the US Transportation Security Administration. The Company’s ETDs have received approvals and certifications from several international regulatory agencies including the TSA in the U.S., ECAC in Europe, STAC in France, the German Ministry of the Interior, and the Ministry of Public Safety in China. For two consecutive years in 2013 and 2014 it received the GSN Homeland Security Award for "Best Explosives Detection Solution". All Implant Sciences products are recognized as Qualified Anti-Terrorism Technologies by the Department of Homeland Security. For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause the Company's actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to: the risk that there is no guaranty that U.S. or foreign government and law enforcement agencies or commercial consumers will purchase any of our products or that any new products we may develop will be accepted by the TSA or by such other governments, agencies or consumers; economic, political and other risks associated with international sales and operations could adversely affect our sales; our business is subject to intense competition and rapid technological change, and our success will depend on our ability to develop and introduce new products; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.

Implant Sciences Corporation

Company Contact:

Mike Turmelle, Director

978-752-1700 x 116

or

Investor Contact:

Laurel Moody

646-810-0608